Exhibit 10.1.4
CON EDISON CLEAN ENERGY BUSINESSES, INC.
RETENTION BONUS PLAN FOR KEY EXECUTIVES
INTRODUCTION
The purpose of this Plan is to enable the Company to offer retention bonuses to a selected group of key employees of the Company and/or its Subsidiaries upon the occurrence of a Transaction under the terms and conditions set forth below. Capitalized terms and phrases used herein shall have the meanings ascribed thereto in Article I.
ARTICLE I.
DEFINITIONS
ARTICLE I.“Administrator” shall mean, prior to the occurrence of the Transaction, the Vice President of Human Resources of Consolidated Edison Company of New York, Inc., the principal subsidiary of CEI, and effective as of and following the Transaction, the senior-most employee in the Company’s Human Resources department (or its equivalent), or such other person or group of persons appointed following the Transaction by the Board from time to time to administer this Plan.
1.1“Administrator” shall mean, prior to the occurrence of the Transaction, the Vice President of Human Resources of Consolidated Edison Company of New York, Inc., the principal subsidiary of CEI, and effective as of and following the Transaction, the senior-most employee in the Company’s Human Resources department (or its equivalent), or such other person or group of persons appointed following the Transaction by the Board from time to time to administer this Plan.
1.2“Affiliate” shall mean each of the following: (i) any Subsidiary; (ii) any parent entity (including, without limitation, and to the extent applicable, CEI); and (iii) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which is directly or indirectly controlled 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company, any Subsidiary or such parent entity.
1.3“Board” shall mean, prior to the occurrence of the Transaction, the board of directors of CEI or a duly authorized committee thereof, and effective as of and following the Transaction, the board of directors of the Company from time to time or a duly authorized committee thereof.
1.4“Cause” shall mean a Participant’s: (i) commission of, conviction of, or the entering of a plea of nolo contendere to, a felony, or a misdemeanor involving moral turpitude, if such felony or misdemeanor is work-related, materially impairs the Participant’s ability to reasonably perform services for the Employer, or results or could reasonably be expected to result in harm to the property, reputation or business of the Employer or its Affiliates; (ii) willful and continued material failure to substantially perform his or her duties in the course of employment with the Employer (other than any such failure resulting from the Participant’s physical or mental incapacity) after a written demand for substantial performance is delivered to the Participant by the Board or the Chief Executive Officer (or the senior-most officer, if there is no Chief Executive officer) of the Employer, provided, however, that if the Participant is the Chief Executive Officer (or, if there is no Chief Executive Officer, the senior-most officer), such demand shall be delivered by the Board; (iii) conduct that results or could reasonably be expected to result in material harm to the property, reputation or business of the Employer or its Affiliates, including a violation or material failure to comply with the Employer’s or its Affiliate’s written policies or standards of conduct (to the extent applicable to the Participant), including those relating to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct; (iv) breach of any fiduciary duty owed to the Employer or any of its Affiliates; (v) violation

Exhibit 10.1.4
of applicable federal, state or local law or regulation governing the business of the Employer or its Affiliates; (vi) material breach of any written agreement between the Participant and the Employer or any of its Affiliates; and (vii) resigning employment in lieu of being discharged for any action or omission that could reasonably be expected to give rise to a Cause termination. Review of any determination that a termination is for Cause shall be by the Administrator, prior to a Transaction or the Board after a Transaction, in either case, subject to the Administrator’s or Board’s, as applicable, reasonable judgment and discretion. Cause shall not exist merely because of a failure of the Employer to meet budgeted results.
1.5“CEI” shall mean Consolidated Edison, Inc.
1.6“Code” shall mean the Internal Revenue Code of 1986, as amended.
1.7“Code Section 409A” shall mean Section 409A of the Code and the regulations and guidance promulgated thereunder.
1.8“Company” shall mean Con Edison Clean Energy Businesses, Inc. and any successors as provided in Article VII hereof.
1.9 “Disability” shall mean (i) the inability of a Participant to engage in any substantial gainful activity by reason of medically determinable physical or mental impairment that can be expected to result in death or can be expected to last of a continuous period of not less than a period of twelve calendar months or (ii) the receipt of income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
1.10“Effective Date” shall mean July 5, 2022.
1.11“Employer” shall mean, with respect to a particular Participant, the Company or any of its Affiliates that employs the Participant as of the applicable time of reference, and any successor thereof in accordance with Article VII.
1.12“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.
1.13“Good Reason” shall mean any of the following events that occur without Participant’s consent: (i) (A) a material decrease in Participant’s annualized base rate of salary or short-term incentive compensation opportunities, (B) the failure by the Company to provide compensation that is substantially equivalent in value to the Participant’s long-term incentive compensation opportunities, or (C) the failure by the Company to provide employee benefits (including retirement, health and welfare benefits, but excluding defined benefit pension, short-term incentive compensation opportunities, long-term incentive compensation opportunities and equity or equity-based benefits) that are substantially equivalent in value to the employee benefits (including retirement, health and welfare benefits, but excluding defined benefit pension, short-term incentive compensation opportunities, long-term incentive compensation opportunities and equity or equity-based benefits) provided to the Participant immediately

Exhibit 10.1.4
prior to the Transaction; (ii) any failure by the Company to comply with any of the material provisions of the Plan, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith; (iii) the Company requiring the Participant to be based at any office more than 50 miles from the office at which the Participant is employed prior to the date hereof; (iv) failure by the Company to comply with and satisfy Article VII hereof or (v) the assignment to the Participant of any duties adverse to and materially inconsistent with the Participant’s position (including offices, titles and reporting requirements), authority, duties or responsibilities of the Participant as in effect immediately prior to the Transaction, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding, for this purpose, an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Employer promptly after receipt of notice thereof given by the Participant.
For purposes of this “Good Reason” definition, the Participant must give notice to the Company of the existence of any event described in clauses (i) through (v) above, within 90 days of the initial existence of the event, and upon such notice the Company shall have a period of 30 days to remedy the condition and not be required to make a payment under the Plan. If the Company fails to remedy the condition within 30 days, the Participant’s employment shall terminate immediately on the expiration of the 30-day period.
1.14“Participant” shall mean each key employee of the Company, CEI, or of a direct or indirect Subsidiary of the Company, who is listed on Exhibit A hereto (as such exhibit may be amended from time to time by the Administrator prior to a Transaction or the Board on or following a Transaction to add, but not remove, any such key employee) and who has timely and properly executed and delivered a Participation Agreement to the Company.
1.15“Participation Agreement” means the individual agreement provided to a Participant under the Plan (substantially in the form attached as Exhibit B hereto), which has been signed and accepted by the Participant.
1.16“Plan” shall mean the Con Edison Clean Energy Businesses, Inc. Retention Bonus Plan for Key Executives.
1.17“Retention Bonus” shall mean a bonus in the amount set forth in each Participant’s Participation Agreement.
1.18“Securities Act” means the Securities Act of 1933, as amended from time to time.
1.19“Spinoff” means (i) an initial public offering of common stock of the Company pursuant to an effective registration statement filed under the Securities Act (excluding registration statements filed on Form S-8, any similar successor form or another form used for a purpose similar to the intended use for such forms), (ii) a merger with a special purpose acquisition company following which the Company (or a direct or indirect parent entity that is not CEI) has a class of common equity securities registered under Section 12 of the Exchange Act, or (iii) any other transaction or series of transactions (including without limitation, issuance of a dividend or other distribution or a “direct listing”) resulting in the common stock of the Company or a parent entity of the Company that is not CEI becoming listed on a national securities exchange or system sponsored by a national securities association.

Exhibit 10.1.4
1.20 “Subsidiary” shall mean, with respect to any entity, any corporation, trade or business (including, without limitation, a partnership or limited liability company) which is directly or indirectly controlled 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by such entity.
1.21“Transaction” shall mean and shall be deemed to have occurred as of the date of the first to occur of the following events:
(a)the consummation of a Spinoff following which CEI ceases to hold at least 50% of the total fair market value of the stock of the Company;
(b)the consummation of a sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company, to any Person or Group (“Asset Sale”); or
(c)the consummation of any transaction or series of related transactions (including, without limitation, issuance of a dividend or other distribution that does not trigger a Spinoff as defined above because it does not result in a publicly traded company) following which CEI ceases to be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of at least 50% of the total fair market value or total voting power of the stock of the Company.
For these purposes, the term “Person” shall mean an individual, corporation, association, joint stock company, business trust or other similar organization, partnership, limited liability company, joint venture, trust, unincorporated organization or government or agency, instrumentality or political subdivision thereof (but shall not include CEI, any underwriter temporarily holding securities pursuant to an offering of such securities, any trustee or other fiduciary holding securities under an employee benefit plan of CEI, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of voting stock of the Company). The term “Group” shall have the meaning set forth in Rule 13d-5 of Exchange Act. Notwithstanding anything herein to the contrary, no “Transaction” shall be deemed to occur under this Plan as a result of the transfer of assets or shares of stock of the Company to (i) any entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by CEI or (ii) any Person that is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of at least 50% of the total fair market value or total voting power of the stock of CEI.
ARTICLE II.
TERM
This Plan shall expire on the fourth anniversary of the Effective Date unless, prior to such fourth anniversary, a Transaction occurs, in which case, the term of this Plan shall automatically be extended until the later of (i) the second anniversary of the Transaction, and (ii) the fourth anniversary of the Effective Date; provided that only the first occurrence of a Transaction shall be recognized for purposes of this Plan. Notwithstanding the foregoing, the Board may extend the term of this Plan at any time, in its sole discretion, provided that no such extension shall be effective to extend the duration of a

Exhibit 10.1.4
Participant’s obligations under Article VIII after termination of employment without the Participant’s written consent.
ARTICLE III.
BENEFITS
3.1    Retention Bonus.
(a)Subject to the provisions of this Section and Sections 3.2, 3.3 and 3.4, and the terms and conditions of this Plan and the Participation Agreement, upon (or as soon as practicable following) the occurrence of a Transaction and subject to the consummation thereof, each Participant who has been continuously employed by the Employer through the occurrence of such Transaction shall be eligible to receive a Retention Bonus. The Retention Bonus shall be paid in cash.
(b)The Retention Bonus will be payable to a Participant as follows, subject, in each case, to such Participant’s continuous employment with the Employer from the date of the occurrence of a Transaction through and including the date on which each such payment is made, and subject to the provisions of this Section and Sections 3.2, 3.3 and 3.4:
(i) One-half (1/2) of the Retention Bonus will be payable to a Participant on the date of the occurrence of a Transaction (the “Initial Payment”), provided that, if prior to the occurrence of a Transaction, a Participant becomes eligible to receive a Non-Transaction Bonus (as defined below) the amount of the Initial Payment payable to a Participant shall be reduced to zero dollars ($0); and
(ii) One-half (1/2) of the Retention Bonus will be payable to a Participant within 60 days following the date that is twelve (12) months following the occurrence of a Transaction (the “Subsequent Payment”).
(c)Notwithstanding the foregoing, but subject to Sections 3.2, 3.3 and 3.4, if the employment of a Participant is terminated by the Employer without Cause or by the Participant for Good Reason, in either case during the period commencing on the date of the consummation of a Transaction and ending on the date that is sixty (60) days following the twelve (12) month anniversary of the consummation of such Transaction, the Participant shall receive an amount equal to the Initial Payment and/or the Subsequent Payment, as applicable, that remains unpaid as of the date of the Participant’s termination of employment, calculated as set forth in paragraph (b) above, payable within 60 days following such termination of employment.
(d)Notwithstanding anything in the Plan to the contrary, a Participant shall not be entitled to any payment of the Initial Payment or the Subsequent Payment if prior to such payment becoming payable (i) the Participant’s employment is terminated (x) by the Employer for Cause; (y) by the Participant without Good Reason; or (z) on account of the Participant’s retirement, death or Disability; or (ii) in an Asset Sale, the Participant is offered by the acquirer, and does not accept, an offer of Comparable Employment on or prior to the consummation of the Transaction. For purposes hereof, “Comparable Employment” means terms and conditions of employment that include (i) the same or comparable position as in effect immediately prior to the Asset Sale, (ii) a work location not

Exhibit 10.1.4
more than fifty (50) miles away from the Participant’s office as of the date hereof, and (iii) (A) base salary and short-term incentive compensation opportunities that are, in each case, no less favorable than those in effect immediately prior to the Asset Sale, (B) compensation that is substantially equivalent in value to the long-term incentive compensation opportunities in effect immediately prior to the Asset Sale, and (C) employee benefits (including retirement, health and welfare benefits, but excluding defined benefit pension, short-term incentive compensation opportunities, long-term incentive compensation opportunities and equity or equity-based benefits) that are substantially equivalent in value to the employee benefits (including retirement, health and welfare benefits, but excluding defined benefit pension, short-term incentive compensation opportunities, long-term incentive compensation opportunities and equity or equity-based benefits) provided to the Participant immediately prior to the Asset Sale.
(e)If (x) a Participant’s employment is terminated by the Employer for Cause, or (y) within 180 days following the termination of the Participant’s employment with the Employer for any reason, the Company discovers facts that would have given the Employer the right to terminate the Participant’s employment for Cause, or (z) a Participant breaches any provision of Article VIII hereof, then in each case, such Participant shall be required to reimburse the Employer for the gross amount of the Initial Payment, the Subsequent Payment, and the Non-Transaction Bonus, in each case, to the extent paid.
(f)From the Effective Date, through to immediately prior to the earlier of (i) the consummation of a Transaction, or (ii) the expiration of this Plan in accordance with Article II hereof, CEI and the Company shall be jointly responsible for the Company’s obligations to each Participant under this Plan. Effective as of the consummation of a Transaction, the Company shall be solely liable for the payments to each Participant (if any) pursuant to this Plan.
(g)Notwithstanding anything herein to the contrary, in the event that (i) no Transaction has occurred between the Effective Date and December 31, 2023, and (ii) the Participant remains continuously employed with the Employer from the Effective Date through December 31, 2023, then the Participant shall be entitled to receive a payment equal to one-half (1/2) of the Retention Bonus (the “Non-Transaction Bonus”), which payment shall be made to the Participant, less all applicable withholdings, not later than January 31, 2024.
3.1Set-off. The amounts payable hereunder shall be subject to setoff, counterclaim, recoupment, defense or other right which the Employer may have against the Participant or others, in each case, to the extent permitted under Code Section 409A.
3.2Release Required. Each of the Initial Payment and Subsequent Payment under this Plan shall only be payable if the Participant timely delivers to the Company and does not revoke a general release of all claims in substantially the form attached hereto as Exhibit C, with such changes made by the Company in good faith, including changes required by applicable law or regulation.
3.3Cooperation. By accepting payments under this Plan, subject to the Participant’s other commitments, during the Participant’s employment with the Employer and for the twenty-four (24)-month period following the termination of Participant’s employment for any reason, the Participant shall be reasonably available to cooperate with the Company (or the Employer) and provide information as to

Exhibit 10.1.4
matters which the Participant was personally involved, or has information on, during the Participant’s employment with the Employer and which are or become the subject of litigation or other dispute. The Company or Employer, as applicable, shall reimburse the Participant for all reasonable out of pocket expenses incurred by the Participant in connection with this Section 3.4 following the Participant’s separation from the Employer.
3.4Benefits Following Transaction. On and following the Transaction, the Company shall use commercially reasonable efforts to give or cause to be given to each Participant who continues in employment with Employer following the Transaction, for so long as such Participant remains employed by the Employer, full credit for purposes of determining vacation, paid time off, and severance entitlements, and for purposes of eligibility to participate in, and vesting under, each employee benefit plan or program established or maintained by the Company or any of its Affiliates under which the Participants are eligible to participate after the Transaction for service accrued prior to the Transaction with the Employer to the same extent that such credit was recognized by the Company and/or its Affiliates under comparable employee benefit plans or programs immediately prior to the Transaction; provided, however, that no such credit shall be provided (i) to the extent that such credit would result in any duplication of benefits for the same period of service, (ii) for purposes of benefit accrual under any defined benefit pension plan, and (iii) with respect to any newly established employee benefit plan or program for which prior service is not taken into account for any employees of the Company or its Affiliates.
3.5Company Incentive Plans.
(a)CEB AIP. With respect to each Participant who is a participant in the Con Edison Clean Energy Businesses Annual Incentive Plan (“CEB AIP”), for the calendar year in which the Transaction occurs, CEI shall pay, or shall cause to be paid, to such Participant not later than thirty (30) days following the Transaction, a prorated payout of his or her annual incentive under the CEB AIP, based on the number of full months in such calendar year prior to the closing of the Transaction, and such pro-rated payout shall be based on the greater of (i) actual performance through the Transaction, or (ii) 100% of the target level of performance, in each case, provided that the determination of the achievement of the applicable performance goals shall be made without taking into account the impact of the Transaction on the achievement of such goals.
(b)CEB LTIP. With respect to each Participant who is a participant in the Con Edison Clean Energy Businesses Long Term Incentive Plan (“CEB LTIP”), with respect to each applicable Performance Period (as defined in the CEB LTIP) in which the Transaction occurs, CEI shall pay, or shall cause to be paid, to such Participant, a pro-rated portion of the Award (as defined in the CEB LTIP) based on the number of full months in the Performance Period that have elapsed prior to the Transaction and based on the greater of (i) actual performance through the Transaction, or (ii) 100% of the target level of performance, in each case, provided that, the determination of the achievement of the applicable Company Annual AIP Percentage (as defined in the CEB LTIP) for each such Performance Period shall be made without taking into account the impact of the Transaction on the achievement of such Company Annual AIP Percentage. Payments under this Section 3.6(b) shall be made at the time that payment of Awards would otherwise be payable under the terms of the CEB LTIP, subject to the terms and conditions of the CEB LTIP.

Exhibit 10.1.4
(c)No Expansion of Rights. For the avoidance of doubt, the provisions of this Plan relating to the CEB AIP and the CEB LTIP shall apply to a Participant solely to the extent that the Participant participated in such plan(s) immediately prior to the Transaction, and nothing herein is intended to result in duplication of benefits or expansion of rights.
ARTICLE IV.
FUNDING
This Plan shall be funded out of the general assets of the Company as and when benefits are payable under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between CEI, the Company or any of their respective Affiliates on the one hand, and any Participant, beneficiary or legal representative or any other person on the other hand. All Participants shall be solely general creditors of the Company. If the Company decides in its sole discretion to establish any advance accrued reserve on its books against the future expense of benefits payable hereunder, or if the Company decides in its sole discretion to fund a trust under this Plan, such reserve or trust shall not under any circumstances be deemed to be an asset of this Plan. This Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA).
ARTICLE V.
PLAN ADMINISTRATION
5.1Plan Operation. The general operation of this Plan on behalf of the Company shall be placed with the Administrator.
5.2Reimbursement of Expenses of Plan Administrator. The Company shall pay or reimburse the Administrator for all reasonable expenses incurred in connection with their duties hereunder.
5.3Action by the Administrator. Subject to the terms of this Plan and provided that the Administrator acts in good faith (other than with respect to those actions and determinations that the Administrator has the sole discretion to take or make (as applicable) under the terms of this Plan), the Administrator shall have the authority to determine a Participant’s participation and benefits under this Plan and to interpret and construe the provisions of this Plan.
5.4Delegation of Authority. The Administrator, in its sole discretion, may delegate all or any portion of its or their powers and responsibilities under this Plan to any employee of the Employer by formal resolution filed with and accepted by the Board. Any such delegation shall not be effective until it is accepted by the Board and the persons designated and may be rescinded at any time by written notice from the Administrator to the person to whom the delegation is made.
5.5Retention of Professional Assistance. The Administrator may employ such legal counsel, accountants and other persons as may be required in carrying out the Administrator’s work in connection with this Plan.

Exhibit 10.1.4
5.6Accounts and Records. The Administrator shall maintain such accounts and records regarding the fiscal and other transactions of this Plan and such other data as may be required to carry out the Administrator’s functions under this Plan and to comply with all applicable laws.
5.7Indemnification. The Administrator, and if applicable, its members and any person designated pursuant to Section 5.4 above shall not be liable for any action or determination made in good faith with respect to this Plan. The Company shall, to the extent permitted by law, by the purchase of insurance or otherwise, indemnify and hold harmless the Administrator (or, if applicable, each member of the Administrator) and each director, officer and employee of the Company, CEI, or any of their respective Affiliates for liabilities or expenses they and each of them incur in carrying out their respective duties under this Plan, other than for any liabilities or expenses arising out of such individual’s willful misconduct or fraud.
ARTICLE VI.
AMENDMENT AND TERMINATION
The Board reserves the right to amend or terminate, in whole or in part, any or all of the provisions of this Plan at any time, provided that in no event shall any amendment or termination adversely impact the rights of any individual who has been designated as a Participant prior to such amendment or termination.
ARTICLE VII.
SUCCESSORS
For purposes of this Plan, the Company shall include any and all successors and assignees, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company and such successors and assignees shall perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. In such event, the term “Company”, as used in this Plan, shall mean the Company, as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by the terms and provisions of this Plan.
ARTICLE VIII.
CONFIDENTIALITY; NON-COMPETITION; NON-SOLICITATION; NON-DISPARAGEMENT
8.1Confidential Information.
(a)Each Participant shall hold in a fiduciary capacity for the benefit of the Company all confidential information, knowledge or data (defined below) relating to the Company, CEI or any of their respective Affiliates, and their respective businesses, which shall have been obtained by the Participant during the Participant's employment by the Employer and which shall not be or become public knowledge. Upon termination of the Participant's employment, he or she shall return to the Company all information of the Company, CEI, and their respective Affiliates, provided that, if such

Exhibit 10.1.4
termination occurs following the Transaction, the Participant shall return information of CEI and/or its Affiliates to CEI. After termination of the Participant's employment with the Employer, the Participant shall not communicate or divulge any confidential information, knowledge or data of the Company, CEI, or their respective Affiliates, without the prior written consent of the Company, CEI, or their respective Affiliates, as applicable, or as may otherwise be required by law or legal process, to anyone other than the Employer and those designated by it, except (a) otherwise publicly available information, or (b) as may be necessary to enforce the Participant’s rights under this Plan or necessary to defend the Participant against a claim asserted directly or indirectly by the Company, CEI or their respective Affiliates. Furthermore, in the event that a Participant is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to the Participant’s employment by the Employer, to the maximum extent permitted by applicable law, the Participant shall give prompt notice of such request to a designated representative of the Company and shall make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure, unless the Participant is otherwise ordered by a court or governmental authority.
(b)As used herein, the term “confidential information, knowledge or data” means all trade secrets, proprietary and confidential business information belonging to, used by, or in the possession of the Company, CEI or any of their respective Affiliates, including but not limited to information, knowledge or data related to business strategies, plans and financial information, mergers, acquisitions or consolidations, purchase or sale of property, leasing, pricing, sales programs or tactics, actual or past sellers, purchasers, lessees, lessors or customers, those with whom the Company, CEI or their respective Affiliates has begun negotiations for new business, costs, employee compensation, marketing and development plans, inventions and technology, whether such confidential information, knowledge or data is oral, written or electronically recorded or stored, except information in the public domain, information known by a Participant prior to employment with the Employer, and information received by the Participant from sources other than the Company, CEI or their respective Affiliates, without obligation of confidentiality.
(c)Nothing in this Plan, however, shall prohibit a Participant from using or disclosing “confidential information, knowledge or data” to the extent required by law. If a Participant is required by applicable law or permitted by applicable whistleblower and related laws, to disclose any “confidential information, knowledge or data”, the Participant shall, to the extent allowed by applicable law, (i) provide the Company with prompt notice before such disclosure so that the Company may attempt to obtain a protective order or other assurance that confidential treatment will be accorded such information and (ii) cooperate with the Company in attempting to obtain such order or assurance.
8.2Non-Competition. During a Participant’s employment with the Employer and any of its successors, and for a period of 12 months after the Transaction, without the Company’s prior written consent, the Participant shall not, directly or indirectly, on Participant’s behalf or for or on behalf of any other person, firm, corporation, or entity, conduct, manage, operate, engage in, provide services to, participate in, control or have an ownership interest in or seek employment, be employed by, work for, or in any way affiliated with any business, firm, sole proprietorship, corporation, partnership, limited liability company, joint venture or other entity, enterprise or association that is engaged, in any geographic location where the Company, Con Edison Transmission, Inc., or any of their respective

Exhibit 10.1.4
Subsidiaries and successors thereto operate, in any business which competes, directly or indirectly, with any business of the Company, Con Edison Transmission, Inc., or any of their respective Subsidiaries and successors thereto with respect to the business of developing, building, owning or operating solar, wind or battery storage projects (including utility scale or behind the meter), or electric or gas transmission projects or providing energy management services; provided, however, that the foregoing shall not prohibit a Participant from owning stock as a passive investor (and not as a director, employee, consultant, agent or independent contractor) in any publicly owned corporation so long as the Participant’s ownership in such corporation, directly or indirectly, is less than two percent (2%) of the voting stock of such corporation.
8.3Non-Solicitation.
(a)During a Participant’s employment with the Employer and any of its successors, and for a period of 12 months after the Transaction, the Participant shall not, without the Company’s prior written consent, solicit for employment, whether directly or indirectly, any person who (i) at the time is employed by the Company or any Affiliate, or (ii) was employed by the Company or any Affiliate within six months prior to such solicitation.
(b)During a Participant’s employment with the Employer and any of its successors, and for a period of 12 months after the Transaction, without the Company’s prior written consent, the Participant shall not, either directly or indirectly, solicit the business of individuals or other entities that are customers, clients, or vendors of the Company, any of its Affiliates or successors thereto, or their respective prospective customers, clients or vendors, in each case, in a manner that results in, or is reasonably likely to result in, material harm to the Company or any of its Affiliates.
8.4Non-Disparagement. During a Participant’s employment with the Employer and thereafter (including following termination of the Participant’s employment for any reason), the Participant shall not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to CEI, the Company, any of their respective Affiliates and any successors thereto, or their respective officers, directors, employees, advisors, businesses or reputations. The Company and CEI shall instruct their respective officers and directors to not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the Participant or the Participant’s reputation. Notwithstanding the foregoing, nothing in the Plan shall preclude a Participant, or any officer or director of the Company or CEI from making truthful statements or disclosures that are required by applicable law, regulation or legal process.
8.5Enforcement. By signing the Participation Agreement, each Participant has agreed that the Company, CEI, and their respective Affiliates and successors would be irreparably harmed in the event of a violation or breach of Article VIII hereof. Accordingly, the Company, CEI, and their respective Affiliates and successors shall be entitled to injunctive relief to prevent violations and breaches of Article VIII hereof and to enforce specifically Article VIII hereof, in addition to any other remedy to which they may be entitled, at law or in equity or pursuant to this Plan. Nothing in Section 9.2 of this Plan or any other provision of this Plan shall in any way abrogate the rights of the Company, CEI and any of their respective Affiliates to enforce by injunction or otherwise in any court of competent

Exhibit 10.1.4
jurisdiction or before an arbitrator the due and proper performance and observation of the several agreements and covenants contained in this Article VIII. This Article VIII shall survive the termination of this Plan in accordance with its terms.
ARTICLE IX.
MISCELLANEOUS
9.1Rights of Participants; No Right to Employment. Nothing herein contained shall be held or construed to create any liability or obligation upon the Employer to retain any Participant in its service, give any Participant or any other employee any right with respect to continuance of employment, limit in any way the right of the Company or any of its Affiliates to terminate any Participant’s employment at any time, or affect a Participant’s status as an “at-will” employee of the Employer. All Participants shall remain subject to discharge or discipline to the same extent as if this Plan had not been put into effect.
9.2Governing Law; Jurisdiction. This Plan shall be governed by the laws of the State of New York (without reference to rules relating to conflicts of law). Subject to Sections 8.5 and 9.8 hereof, all claims with respect to the Plan, including without limitation eligibility, participation, contributions, benefits or other aspects of the operation of the Plan, shall be settled by arbitration in New York City, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association. To the maximum extent permitted by applicable law, any award entered by the arbitrator shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrator shall have no authority to modify any provision of this Plan or to award a remedy for a dispute involving this Plan other than a benefit specifically provided under or by virtue of the Plan. Each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys' fees and expenses) and shall share the fees of the American Arbitration Association.
9.3Withholding. The Employer shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to this Plan.
9.4Section 409A. It is intended that the provisions of the Plan shall comply with or be exempt from Code Section 409A, and all provisions of the Plan (or of any award of compensation, including equity compensation or benefits) shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. Notwithstanding the foregoing, none of the Company, CEI, or any of their Affiliates shall have any liability with regard to any failure to comply with Code Section 409A and Participants shall be solely responsible for the tax consequences with respect to all amounts payable under this Plan. A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amounts or benefits, which are subject to Code Section 409A, upon or following a termination of employment unless such termination is also a "separation from service" within the meaning of Code Section 409A (and the guidance issued thereunder) and, for purposes of any such provision of the Plan, references to a "resignation," "termination," "termination of employment," "retirement" or like terms shall mean

Exhibit 10.1.4
separation from service. For purposes of Code Section 409A, the Participant’s right to receive any installment payments pursuant to the Plan shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under the Plan specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. For purposes of Code Section 409A, any expenses eligible for reimbursement in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year, the reimbursement of an eligible expense shall be made no later than the end of the calendar year after the calendar year in which such expense was incurred and the right to reimbursement shall not be subject to liquidation or exchange for any other benefit. Notwithstanding anything herein to the contrary, if a Participant is a "Specified Employee" for purposes of Code Section 409A, determined under the Employer’s established methodology for determining specified employees, on the date on which such Participant incurs a separation from service, to the extent that any payment hereunder is deemed to be a "deferral of compensation" within the meaning of Code Section 409A, such payment shall not be paid or commence to be paid on any date prior to the fifteenth business day after the date that is six months following the Participant's separation from service, provided, however, that a payment delayed pursuant to this clause shall commence earlier in the event of a Participant's death prior to the end of the six-month period. With respect to any payment that constitutes a “deferral of compensation” within the meaning of Code Section 409A, in no event shall the timing of a Participant’s execution of a release of claims, directly or indirectly, result in the Participant designating the calendar year of payment, and if a payment that is subject to execution of a release of claims could be made in more than one taxable year, such payment shall be made in the later taxable year.
9.5Section 280G. Anything in this Plan to the contrary notwithstanding, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of a Participant, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise (the "Payment"), would constitute an "excess parachute payment" within the meaning of Section 280G of the Code, and that such Participant would receive a greater net after-tax amount if the Payment to the Participant were reduced to avoid the taxation of excess parachute payments under Section 4999 of the Code, the aggregate present value of amounts payable or distributable to or for the benefit of the Participant pursuant to this Plan (such payments or distributions, "Plan Payments") shall be reduced (but not below zero) to the Reduced Amount. The "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate present value of Plan Payments without causing any Payment to be subject to the taxation under Section 4999 of the Code. For purposes of this Section 9.5, present value shall be determined in accordance with Section 280G (d)(4) of the Code.
9.6Severability and Judicial Modification. Whenever possible, each provision of this Plan will be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Plan is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, (a) each of CEI, the Company, and their respective successors, and each Participant hereunder agree that such provision(s) should be modified by the court and, to the maximum extent permissible under the applicable law, enforced; and (b) any invalidity, illegality, or unenforceability of a particular provision will not affect any other provision of this Plan.

Exhibit 10.1.4
9.7Assignment and Alienation. The benefits payable to a Participant under this Plan shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind, except for assignments or transfers incident to the laws of descent and distribution upon the death of a Participant. The terms of this Plan shall inure to the benefit of, and be binding upon and enforceable by, any purchaser of the Company’s assets, any corporate successor to the Company or any assignee thereof.
9.8Confidentiality.
(a)Each Participant shall keep the terms and conditions of this Plan and their Participation Agreement strictly confidential and shall not disclose such terms and conditions to any other person or entity, excluding the Participant’s immediate family and the individuals identified in Section 9.8(c)(ii) below, provided that each such person shall first agree to be bound by the confidentiality provisions hereof, and any breach of the confidentiality provisions hereof by such person shall be deemed to be a breach by the Participant. By signing the Participation Agreement, each Participant has agreed that the Company, CEI, and their respective Affiliates and successors would be irreparably harmed in the event of a violation or breach of this Section 9.8. Accordingly, the Company, CEI, and their respective Affiliates and successors shall be entitled to seek injunctive relief to prevent violations and breaches of this Section 9.8 and to enforce specifically this Section 9.8, in addition to any other remedy to which they may be entitled, at law or in equity or pursuant to this Plan.
(b)18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Plan is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, each Participant has the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Each Participant also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.
(c)Nothing in this Plan shall prohibit a Participant from (i) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of this Section 9.8), (ii) disclosing information and documents to the Participant’s attorney, financial or tax adviser for the purpose of securing legal, financial or tax advice, (iii) disclosing the Participant’s post-employment restrictions in this Plan in confidence to any potential new employer, or (iv) filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to the Equal Employment Opportunity Commission, the Department of Justice, the Securities and Exchange Commission, Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation (provided, however, that the Participant may not disclose information of the Company, CEI or any of their respective Affiliates that is protected by the attorney-client privilege, except as otherwise required by law) and the Participant does not need

Exhibit 10.1.4
the authorization of the Company, CEI, or any of their respective Affiliates to make any such reports or disclosure and shall not be required to notify the Company, CEI, or any of their respective Affiliates that the Participant has made such reports or disclosures. Notwithstanding the foregoing, in the event that a Participant is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to the Participant’s employment by the Employer, to the maximum extent permitted by applicable law, the Participant shall give prompt notice of such request to a designated Employer representative and shall make no disclosure until the Employer has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure, unless the Participant is otherwise ordered by a court or governmental authority. Nothing in this Plan prevents a Participant from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Participant has reason to believe is unlawful. This Section 9.8 shall survive the termination of this Plan.
9.9Entire Agreement. This Plan, together with the applicable Participation Agreement and the general release attached hereto as Exhibit C, set forth the entire understanding between the Employer and the Participant with respect to the subject matter hereof and supersedes all prior or contemporaneous plans, agreements and understandings (whether oral or written) between the Employer and the Participants relating to such subject matter.
9.10Notices. All notices and other communications required or permitted under this Plan or necessary or convenient in connection herewith (including, without limitation, any notice regarding a termination of a Participant’s employment by the Employer without Cause) shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail to the last known address of the Company or the Participant, as the case may be, reflected upon Company records. Notices to the Company shall be addressed to:
To CEI:
Consolidated Edison, Inc.
4 Irving Place
New York, NY 10003
Attention: General Counsel

To Company (with a copy to CEI):
Con Edison Clean Energy Businesses, Inc.
100 Summit Lake Drive
Valhalla, New York 10595
Attention: General Counsel

Exhibit 10.1.4
To Participant:

The most recent address for the Participant in the records of the Employer.

Notwithstanding the foregoing, to the extent this Plan is assumed by any successor to the Company, any notice to such successor under this Plan shall be sent to the address designated by the successor, in writing, to the Participant.
*    *    *

Exhibit 10.1.4
Exhibit A
[list of Participants]

Exhibit 10.1.4
Exhibit B

Con Edison Clean Energy Businesses, Inc. Retention Bonus Plan for Key Executives
Form of Participation Agreement
Con Edison Clean Energy Businesses, Inc. (the “Company”) and Consolidated Edison, Inc. ( “CEI”) are pleased to inform you, ______________________, that you have been selected to participate in the Company’s Retention Bonus Plan for Key Executives, as may be amended from time to time to the extent permitted therein (the “Plan”). A copy of the Plan was delivered to you with this Participation Agreement. Your participation in the Plan is subject to all of the terms and conditions of the Plan.
In order to become a participant in the Plan (a “Participant” as described in the Plan), you must complete and sign this Participation Agreement and return it to [NAME] no later than [DATE].
The Plan describes in detail certain circumstances under which you may become eligible for a Retention Bonus (as defined in the Plan). Your Retention Bonus shall be equal to $[●]. Additionally, the Plan describes in detail certain circumstances under which you may become eligible for a Non-Transaction Bonus (as defined in the Plan), which, if paid to you, will reduce other payments (on a dollar-for-dollar basis) to which you may become entitled under the terms of the Plan.
In order to receive and/or retain each portion of the Retention Bonus for which you otherwise become eligible under the Plan, you must sign and deliver to the Company a release of claims in accordance with Section 3.3 of the Plan, which must have become effective and irrevocable within the requisite period under the Plan, and you expressly agree to be bound by the confidentiality, non-competition, non-disparagement and non-solicitation provisions of the Plan as set forth in the Plan. Also, as explained in Section 9.5 of the Plan, for any Participant who is a U.S. taxpayer (whether by reason of being a U.S. citizen, U.S. resident or otherwise), your Payments (as defined in the Plan), if any may be reduced under certain circumstances, if necessary, to avoid your Payments from becoming subject to “golden parachute” excise taxes under the U.S. Internal Revenue Code.
By signing this Participation Agreement and being eligible to participate in the Plan, you and the Company agree that your participation in the Plan is governed by this Participation Agreement and the provisions of the Plan.
Your signature below confirms that: (1) you have received a copy of the Plan; (2) you have carefully read this Participation Agreement and the Plan; (3) you agree to be bound by the restrictive covenants set forth in Article VIII and Section 9.8 of the Plan; (4) you agree and acknowledge that the Company, CEI, and their respective Affiliates and successors shall be entitled to seek injunctive relief to prevent violations and breaches of Article VIII and Section 9.8 and to enforce specifically Article VIII and Section 9.8; and (5) you agree to settle all disputes relating to the Plan and your rights thereunder by binding arbitration as set forth in Section 9.2 of the Plan.
[Signature Page Follows]

CON EDISON CLEAN ENERGY BUSINESSES, INC.	[PARTICIPANT NAME]
Signature	Signature
Name	Date
Title
Acknowledged and Accepted by: CONSOLIDATED EDISON, INC.
Signature
Name
Title

Attachment: Con Edison Clean Energy Businesses, Inc. Retention Bonus Plan for Key Executives

[Signature Page to the Participation Agreement]

Exhibit 10.1.4
Exhibit C

Form of Release
Dated [●]
Reference is made to the Con Edison Clean Energy Businesses, Inc. Retention Bonus Plan for Key Executives (the “Plan”). Unless otherwise defined herein, capitalized terms shall have the meaning set forth in the Plan. [PARTICIPANT] (“Participant” or “you”) and the Company agree as follows to the terms as set forth in this General Release (the “General Release”). References in this General Release to the Company shall include the Company’s Affiliates. This General Release is being delivered in accordance with the terms of the Plan, and for good and valuable consideration provided to the Participant under the Plan.
A.Release of Claims
In exchange for the consideration provided to you under the Plan to which you would not otherwise be entitled, you, on your behalf and behalf of anyone who could make a claim on your behalf (including but not limited to your heirs, executors, administrators, trustees, legal representatives, successors and assigns) hereby knowingly, voluntarily, irrevocably, unconditionally, and completely release, acquit, and forever discharge CEI, the Company, each of their respective Affiliates, and each of their respective current and former affiliates, predecessors, successors, parents, direct and indirect subsidiaries, and each of their respective past, present and future directors, officers, agents, representatives, administrators, servants, employees, attorneys, fiduciaries, stockholders, members, insurers and any of their successors and assigns in each case, in their capacity as such (each, a “Released Party,” and collectively, the “Released Parties”) of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities, and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts, omissions, or conduct existing or occurring at any time prior to and including the date you sign this General Release (the “Released Claims”).
Without limiting the generality of the foregoing, the Released Claims include, but are not limited to, all: (i) claims and demands arising out of or in any way connected with your employment with the Employer; (ii) claims or demands related to your compensation and benefits from or with CEI, any of its Affiliates, and/or the Employer; (iii) rights or interests in, and claims and demands with respect to, any equity interests (including common shares) granted to you by CEI, any of its Affiliates, and/or the Employer; (iv) claims that were or could have been asserted by you or on your behalf under any federal, state, local, employment, services, or other law, statute, cause of action, regulation, ordinance, constitutional provision, executive order, or other source of law, including, without limitation, under any of the following laws, as amended from time to time: the Civil Rights Act of 1991; the Civil Rights Act of 1964; the Federal Age Discrimination in Employment Act of 1967 (“ADEA”); the Older Workers Benefit Protection Act; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act;

Exhibit 10.1.4
the Fair Labor Standards Act; the Worker Adjustment and Retraining Notification Act; the Employee Retirement Income Security Act of 1974; the Equal Pay Act; the Lilly Ledbetter Fair Pay Act of 2009; the Genetic Information Nondiscrimination Act; the Fair Credit Reporting Act; New York State Human Rights Law; New York Executive Law; New York Civil Rights Law; New York City Human Rights Law; New York City Local Civil Rights Restoration Act of 2005; New York City Administrative Code; New York Minimum Wage Act; New York State Sick Leave Law; New York State Health and Essential Rights (HERO) Act; New York City Earned Safe and Sick Time Act; New York Worker Adjustment Retraining and Notification Act; New York Labor Law; New York Wage Theft Prevention Act; the New York Paid Family Leave Law; the New York laws for jury duty, voting, bone marrow and blood donation, and military family leave; the New York Fair Credit Reporting Act; and the retaliation provisions of the New York Workers’ Compensation law; each as amended; (v) tort claims, including, without limitation, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; (vi) claims for breach of contract and breach of the implied covenant of good faith and fair dealing, including without limitation, claims relating to or arising under the Plan; and (vii) all other municipal, federal, state, and local law claims, including all claims for wrongful discharge, employment discrimination or harassment on any basis, retaliation, wages and compensation, leave of absence, failure to accommodate, defamation, breach of express or implied contract, fraud, malicious prosecution, invasion of privacy, false imprisonment, and emotional distress; and any and all claims under any other federal or state statute or regulation, or any local ordinance, law or regulation, or any claim that was or could have been asserted under common law; and any other federal, state or local civil, labor, pension, wage-hour or human rights law, federal or state public policy, contract or tort law; any claim arising under federal or state common law, including, but not limited to, constructive or wrongful discharge or intentional or negligent infliction of emotional distress; and any claim for costs or attorney’s fees. In the event of any complaint, charge, proceeding, or other claim (collectively, “Claims”) filed with any court, other tribunal, or governmental, or regulatory entity that involves or is based upon any Released Claim, you hereby waive and agree not to accept any money or other personal relief on account of any such Claims for any actual or alleged personal injury or damages to you.
Excluded from the Released Claims are all: (i) claims that by law cannot be waived in a private agreement between an employer and employee (including any rights you may have to seek unemployment or workers’ compensation benefits to the extent such claims are not waivable as a matter of law with this General Release); (ii) claims relating to any right you have to the payment of compensation under the Plan; (iii) claims for accrued and unpaid wages for the pay period in which this General Release is signed and for unreimbursed business expenses in accordance with the applicable expense reimbursement policy; (iv) claims for accrued, vested benefits pursuant to the terms and conditions of any applicable benefit or compensation plans; and (v) claims to indemnification under any applicable law, any agreement between you and CEI, the Company or any of their respective Affiliates, the governing and/or organizational documents of CEI, the Company or any of their respective Affiliates, or any director and officer insurance, it being understood and agreed that this General Release does not create or expand upon any such rights to indemnification.

Exhibit 10.1.4
Moreover, this General Release does not prohibit you from engaging in a Protected Activity. “Protected Activity” means (i) confidentially or otherwise filing a charge, complaint, or report with, or otherwise communicating with, cooperating with, or participating in, any investigation or proceeding (including those relating to alleged or suspected criminal conduct or unlawful employment practices) that may be conducted by any federal, state, or local government agency or commission or regulatory entity, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board, provided that, to the maximum extent permitted by law, you hereby waive any and all right to, and agree that you will not accept, any monetary recovery or any other relief of any type from any of Released Parties which you might obtain as a result of, or in any way arising out of, such filing or participation that involves, concerns, grows out of or in any way relates to any of the Released Claims (other than claims filed by you with the Securities and Exchange Commission); (ii) testifying in an administrative, legislative, or judicial proceeding regarding alleged criminal conduct or unlawful employment practices (including sexual harassment) when you have been required or requested to attend a proceeding pursuant to court order, subpoena, or written request from an administrative agency or the legislature or if otherwise required to do so under applicable law; (iii) disclosure of factual information relating to unlawful employment practices, including claims of sexual assault, sexual harassment, harassment or discrimination based on sex, failure to prevent harassment or discrimination based on sex, or retaliation against a person for reporting an act of harassment or discrimination based on sex, as those claims are defined under applicable law, to the extent the claims are filed in a civil or administrative action, and to the extent such disclosures are protected by law; and (iv) exercising any protected right to communicate about working conditions. You understand that in connection with Protected Activity, you are permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company or any of its past or present Affiliates.
You understand that the claims you are releasing in this General Release include claims that you do not know exist. Nevertheless, by executing this General Release, you are evidencing your intention to fully, finally, and forever release all such matters and all actual and potential claims arising out of or relating thereto that do now exist, may exist, or heretofore have existed against the Released Parties or any of them at any time prior to or on the date you sign this General Release.
B.Acknowledgements
    By signing this General Release, you represent and warrant that: (a) you have not filed or initiated, and will not file or initiate, legal or other proceedings against any of the Released Parties with respect to the Released Claims (provided, however, that you need not disclose to the Company, and the foregoing representation and warranty does not apply to, Protected Activity), including but not limited to any charges, complaints, grievances, arbitrations, lawsuits, or claims against any of the Released Parties, with any local, state or federal agency, or court from the beginning of time to the date you sign this General Release; (b) no such proceedings have been initiated against any of the Released Parties on your behalf; (c) you are the sole owner of the Released Claims; (d) no Released Claim has been transferred or assigned or caused to be

Exhibit 10.1.4
transferred or assigned to any other person, firm, or other legal entity; and (e) you have the full right and power to grant, execute, and deliver the releases, undertakings, and agreements contained in this General Release.
Nothing in this General Release is intended to or shall be construed as an admission by the Company or any other Released Party that any of them violated any law, breached any obligation, or otherwise engaged in any improper or illegal conduct with respect to you or otherwise. The Released Parties expressly deny any such illegal or wrongful conduct.
YOU ACKNOWLEDGE, UNDERSTAND, AND AGREE THAT YOU HAVE READ AND UNDERSTAND THE TERMS AND EFFECT OF THIS GENERAL RELEASE; HAVE REVIEWED THIS GENERAL RELEASE AND THE AGREEMENT WITH AN ATTORNEY OF YOUR CHOOSING AND HAVE HAD A SUFFICIENT PERIOD OF TIME IN WHICH TO CONSIDER WHETHER TO SIGN THIS GENERAL RELEASE; AND RELEASE AND WAIVE CLAIMS UNDER THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY, IN EXCHANGE FOR CONSIDERATION IN ADDITION TO ANYTHING OF VALUE TO WHICH YOU ALREADY ARE ENTITLED.
You hereby agree and acknowledge that you have read this General Release in its entirety, and that this General Release is a general release of all known and unknown rights and claims, including, without limitation, of rights and claims arising under ADEA. You further acknowledge and agree that:
i.this General Release does not release, waive or discharge any rights or claims that may arise for actions or omissions after the date of this General Release;
ii.you are entering into this General Release and releasing, waiving and discharging rights or claims only in exchange for consideration which you are not already entitled to receive;
iii.you have been advised, and are being advised by this General Release, to consult with an attorney before executing this General Release, and you have consulted or had opportunity to consult with counsel of your choice concerning the terms and conditions of this General Release;
iv.you have been advised, and are being advised by this General Release, that you have [twenty-one (21)]/[forty-five (45)] days within which to consider this General Release, and you hereby acknowledge that in the event that you execute this General Release prior to the expiration of the [twenty-one (21)]/[forty-five (45)] day period, you waive the balance of said period and acknowledge that your waiver of such period is knowing, voluntary and has not been induced by the Company or any Released Party through fraud, misrepresentation, or threat;
v.you are aware that this General Release shall become null and void if you revoke your agreement to this General Release within seven (7) days following the date of execution of this General Release. You may revoke this General Release at any

Exhibit 10.1.4
time during such seven (7)-day period by delivering (or causing to be delivered) to [●] at the [Company,] written notice of your revocation of this General Release no later than [5:00 p.m. Eastern Time] on the seventh (7th) full day following [DATE THE RELEASE IS PRESENTED TO PARTICIPANT]; and
vi.nothing in this General Release prevents or precludes you from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.
All issues and questions concerning the construction, validity, enforcement, and interpretation of this General Release shall be governed by, and construed in accordance with, the laws of the state of New York, without giving effect to any choice-of-law or conflict-of-law rules or provisions.
IN WITNESS WHEREOF, I hereby execute this General Release knowingly, voluntarily and fully intending to be bound hereby.

_______ __, 202__	[PARTICIPANT]
Signature